233 S. Wacker Drive
Suite 4900
Chicago, Illinois 60610
telephone +1(312) 496-1200
facsimile +1(312) 496-1048

January 23, 2024

Krishnan Rajagopalan
Address on File with the Company

Dear Krishnan:

On behalf of Heidrick & Struggles International, Inc. (“HSII” or the “Company”) and its Board of Directors (the “Board”), I want to thank you for your longstanding service to the Company, during which you have demonstrated tremendous leadership and have made invaluable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company as an advisor, with a formal title to be mutually agreed between you and the Company (for purposes of this Agreement, “Advisor”).
This letter agreement (“Agreement”) supplements the terms of your employment letter agreement by and among you and HSII, dated as of September 21, 2017 (the “Employment Agreement”) and sets forth the terms of your engagement as an Advisor as follows:
1.Term. You will fully transition from and cease serving in your role of Chief Executive Officer upon the commencement of employment of your successor, which is expected to occur on or around March 4, 2024 (the “Transition Date”). Your retirement from the Company and last day of your employment with the Company will become effective on April 1, 2024 (the “Termination Date”). Following the Termination Date, you agree to serve as a consultant in the role of Advisor until December 31, 2024 (the “Consulting End Date” and, the period from the Termination Date to December 31, 2024, the “Consulting Period”). In your role as Advisor, you agree to provide advisory, transition and other related services to the Company during the Consulting Period (the “Consulting Services”). As an Advisor, you shall report directly to the CEO and will be available to provide the Consulting Services as agreed upon by the parties.
Upon the Transition Date, unless otherwise agreed to by the parties, you shall be deemed to have resigned, without any further action by you, from any and all officer and director positions that you, immediately prior to such transition, (i) held with the Company or any of its affiliates or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

2.Compensation. Throughout the Consulting Period, the Company will provide you with a monthly consulting payment in the gross aggregate amount of $33,750.00 (the “Consulting Fee”), for Consulting Services during the Consulting Period, without any withholdings or deductions, which will be reported to federal and state authorities as income to you on IRS form 1099 and for which you will be responsible for payment of any taxes.

3.Benefits. You acknowledge and agree that, during the Consulting Period, you are performing Consulting Services for the Company solely as an independent contractor and you will not be considered a Company employee for any purpose. You hereby waive participation in and shall not receive any employee benefits during the Consulting Period, including, without limitation, any group medical or life insurance coverage, any 401(k) or other pension program, any disability, profit sharing or retirement benefits, and any vacation leave, holiday, or sick pay entitlements; provided, however, that your outstanding equity awards will be eligible for continued vesting in connection with your retirement, subject to and to the extent provided under the Company’s Bonus, Restricted Stock Unit & Performance Stock Unit Retirement Policy.

4.Existing Employment Agreement. You and the Company hereby acknowledge and agree that, except as described below, your assumption of the role of Advisor and retirement as Chief Executive Officer of the Company does not entitle you to any benefits under the Employment Agreement, including on account of Good Reason (as defined in the Employment Agreement). Accordingly, you shall not be eligible for severance pay under Sections 6 or 14 of the Employment Agreement as a result of your assumption of the role of Advisor or upon the conclusion of the Consulting Period. In addition, you acknowledge that you shall continue to be bound by the covenants set forth in Sections 15 and 16 of the Employment Agreement including, without limitation, the non-competition, non-solicitation and confidentiality covenants set forth therein.

5.Return of Property. Upon the Consulting End Date, you agree to promptly return to the Company all its property, including, but not limited to, laptop, cellphone, personal digital assistants, files, documents, identification cards, access cards, credit cards, keys, equipment, software, and data, however stored.

6.Expenses. The Company agrees to reimburse all expenses incurred by you on behalf of the Company or its clients up and until the Consulting End Date subject to the standards and procedures set forth in the Company’s Global Travel and Expense Policy.

7.Termination. Either party may terminate this Agreement during the Consulting Period by providing thirty (30) days’ advance written notice to the other party or immediately if either party breaches the Agreement or engages in conduct that could harm the business or reputation of the other party. In the event of such termination, you shall cease to be eligible to receive the Consulting Fee.

Krishnan, thank you for your contributions to the Firm and agreement to continue to help us execute upon our strategy during this time of leadership transition.

Sincerely,

/s/ Adam Warby
Adam Warby
Chairman of the Board of Directors

This Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Krishnan Rajagopalan
Krishnan Rajagopalan